July 21, 2003

Cenex Contract Number 3000748
Amendment No. 1

It is mutually agreed between Cenex Harvest States Cooperatives (Cenex) and FX Drilling Company, Inc. (FX Drilling), that the above referenced contract, dated June 26, 2003 shall be amended as follows:

CONTRACT AMENDMENT SUMMARY:
Contract amended to change the payment due date from the 20th to the 10th.

AGREED To and ACCEPTED This
31st day of July, 2003	28 day of July 03

FX Drilling Company, Inc.	Cenex Harvest State Cooperatives

by /s/ J. R. Bacon	by /s/ Robert J. Zimmerman
Name J.R. Bacon	Robert J. Zimmerman
Title Vice President Operations	Manager, Crude Oil Trading
Raw Material Supply

Division of CHS Cooperatives 216 16th Street, Suite 950, Denver, CO  80202-5123
303-893-0107  fax: 303-623-3925  www.cenex.com

Exhibit A

July 21, 2003	Cenex Contract Number 3000748
Amendment No. 1

TERM:

The effective date of this Agreement will be 7:00 a.m. August 1, 2003 or date of first crude oil and/or condensate run sale thereafter, and it will continue thereafter on a monthly basis subject to the issuance by either party of thirty (30) days advance written notice of termination.  This provision does not take precedence over nor supersede any other Agreement between the parties respecting the right to purchase or sell crude oil and/or condensate.

Quantity:

The volume of crude oil and/or condensate produced from the lease(s) in Attachment I.

Type and Quality:

Crude oil and/or condensate, of the quality specified in Attachment 1 which will constitute part of this agreement.

Delivery Point:

Delivery to Cenex shall take place upon delivery into trucks tendered by or for the account of Cenex, or if the lease(s) are pipeline connected upon delivery into the facilities of the pipeline nominated by Cenex.

Cenex, or its designated transportation agents shall have the right of ingress and egress to the lease or leases for any and all purposes reasonably necessary to effectuate the delivery of the crude oil and/or condensate sold hereunder.

TITLE AND RISK:

Seller hereby warrants that title, free and clear of any liens, claims or encumbrances, to all of the crude oil and/or condensate sold and delivered by it hereunder.  Title and risk shall pass to Cenex upon delivery of such oil to Cenex at the place and by the method specified herein.

Price:

As per Attachment 1.

PAYMENT:

Cenex will pay Seller on a 100% Payment Division Order basis, including all taxes.  Cenex will make payment on or before the ten (10th) day of the month following the month of delivery, at the price hereinabove determined.

Exhibit A

July 21, 2003	Cenex Contract Number 3000748
Amendment No. 1

SELLER'S WARRANTIES:

Seller hereby makes the following express warranties with regard to the crude oil and/or condensate sold and delivered hereunder:

1)           Seller warrants that it has full legal authority to sell and deliver to Cenex the crude oil and/or condensate specified herein.

2)           Seller warrants that the crude oil and/or condensate sold and delivered hereunder was produced in compliance with all applicable federal, state and municipal laws, regulations and ordinances.

3)           Seller warrants that the crude oil and /or condensate sold and delivered hereunder shall be of merchantable quality and Cenex reserves the right, without prejudice, to reject and return any crude oil and/or condensate containing contaminants and Seller agrees to accept returned crude oil and/or condensate, reimburse Cenex for any costs incurred and be liable for all damages, including consequential and loss of profit, suffered by Cenex and its customers.  Merchantable crude oil and condensate is defined as virgin crude oil and condensate produced from wells and suitable for normal refinery processing, and free of foreign contaminants or chemicals including, but not limited to, chlorinated and oxygenated hydrocarbons.

4)           Seller warrants, if applicable, that it will properly distribute all monies paid to it by the Buyer for the crude oil and/or condensate sold and delivered hereunder to the appropriate royalty and working interest owners.

INDEMNIFICATION:

Seller hereby agrees to indemnify and hold Cenex harmless from any liabilities, losses, damages, costs, suits, judgments, counsel fees and costs Cenex may suffer as a result of any claims, demands, costs or judgments against it arising out of the breach by Seller of any or all of the warranties specified above.

NOTICES:

Any notice which shall be given in connection with this Agreement shall be considered duly given if in written form, is delivered personally or mailed by ordinary mail to the address of that party as follows:

FOR SELLER:
_________________________________
_________________________________
_________________________________
_________________________________

FOR Cenex Harvest States Cooperatives:

Cenex Harvest States Cooperatives
Suite 950
216 16th Street
Denver, CO 80202-5126
Attn: Robert J. Zimmerman

Exhibit A

July 21, 2003	Cenex Contract Number 3000748
Amendment No. 1

SPECIAL PROVISIONS:

In lieu of Cenex making individual payment distribution to the Royalty and Working Interest Owners, Cenex will pay FX Drilling on a 100% Payment Oil Division Order Basis.  FX Drilling will distribute payment funds to the appropriate Royalty and Working Interest Owners.  Cenex will pay FX Drilling 0.25 per net barrel by separate check for this service.

ENTIRETY OF AGREEMENT:

This Agreement constitutes the entire agreement of the parties; there are no other promises, representations or warranties.  Any modification of this Agreement shall be by written instrument.  The section headings are for convenience only and shall not limit or change the subject matter of this Agreement.

CHOICE OF LAW:

This Agreement shall be construed with, governed by and both parties shall consent to the jurisdiction of the State of Minnesota.

Exhibit B
Cenex Contract Agreement Number 3000748

CONDITIONS OF PAYMENT: Any sums due Cenex as result of this Agreement shall be paid by wire transfer in immediately available funds to a bank designated by Cenex.  Unless otherwise specified, payment shall be due in full prior to 12:00 P.M. Central Standard Time on the 20th day of the month following the month of delivery.  If the 20th falls on a weekend or bank holiday, then payment shall be due in full prior to 1:00 P.M. Central Standard Time on the last banking day prior to the 20th day.  Any amounts past due may be subject to interest penalty.  Any sums payable by Cenex shall be made on a timely basis, in the manner required by Seller.

MEASUREMENTS AND TESTS: Quantities of crude oil delivered hereunder shall be determined from tank gauges on 100% tank table basis or by the use of automatic measuring equipment, if available.  Volume and gravity of such quantities shall be adjusted to corresponding volume and gravity at 60 degree Fahrenheit in accordance with the latest ASTM-IP Petroleum Measurement Tables.  The crude oil delivered hereunder shall be merchantable and acceptable to the carriers involved and shall not exceed one-half of one percent BSW content.  Full deduction shall be made for all BSW content as determined by tests conducted according to the latest ASTM standard method then in effect.  Each party shall have the right to have a representative present to witness all gauges, tests and measurements.  However, in the absence of either party's representative, the gauges, tests and measurements of the other party shall be deemed to be correct.

WARRANTY: The Seller warrants clear title to all crude oil delivered hereunder and warrants that such crude oil shall be free from all royalties, liens, encumbrances and all applicable foreign, federal, state and local taxes.  Seller further warrants that the crude oil delivered hereunder shall not be contaminated by chemicals foreign to crude oil including, but not limited to chlorinated and/or oxygenated hydrocarbons and lead.

TITLE AND RISK: Title and risk shall transfer from/to the respective party at the delivery point.

RULES AND REGULATIONS: All of the terms and provisions of this Agreement shall be subject to the applicable orders, rules and regulations of all governmental authorities.

FORCE MAJEURE: Except for payment due hereunder, neither party shall be liable to the other for failure or delay in making or accepting deliveries hereunder to the extent that such failure or delay may be due to compliance with acts, orders, regulations, or requests of any federal, state, or local civilian or military authority, or any person purporting to act therefor, or as a result of insurrections, wars, rebellion, riots, strikes, labor difficulties, action of the elements, disruption or breakdown of production or transportation facilities, or any other cause, whether or not of the same class or kind, reasonably beyond the control of such party.  If, by reason of such causes, making or accepting deliveries is curtailed in part, the party prevented from accepting or making deliveries of the contract volume may apportion fairly the volumes it can deliver or accept in the ordinary course of business among its suppliers or customers, whether or not under contract.

ASSIGNMENT: This Agreement shall not be assigned, either in whole or in part, by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.  The terms, conditions and provisions of this Agreement shall extend to and be binding upon the parties hereto and their respective successors and permitted assigns.

EXCHANGE BALANCING PROVISIONS: If volumes are exchanged, each party shall be responsible for maintaining the exchange in balance on a month-to-month basis, as near as transportation conditions will permit. In all events, prior to termination of this Agreement, the method of settling any imbalance shall be mutually agreed to.

Exhibit B
Cenex Contract Agreement Number 3000748

EQUAL DAILY DELIVERIES: Unless otherwise mutually agreed to and stated within this Agreement, all crude oil delivered hereunder, during any calendar month, shall be deemed to have been delivered in equal daily quantities during such month.

NECESSARY DOCUMENTS: Upon request, each party agrees to furnish all substantiating documents incident to the transaction, including a delivery ticket for each volume delivered and an invoice for any monies due. A delivery ticket is a shipping/loading document or documents evidencing the type and quality of crude oil delivered; the invoice is a statement showing at least the date of delivery, the location(s) of delivery, volume, price, gravity and price adjustments therefore (where applicable) and term(s) of payment.

ENTIRETY OF AGREEMENT: This Agreement contains the entire agreement of the parties in respect to the subject matter hereof. No statement or agreement, oral or written made prior to or at the signing hereof, shall vary or modify the written terms hereof, and neither party shall claim any amendment, modification or release of or from any provision hereof by mutual agreement unless such agreement is in writing, signed by the other party and specifically states that it is an amendment to this Agreement.

TIME OF ESSENCE: Time shall be of the essence in this Agreement.

BREACH OF AGREEMENT: In the event of any breach of any provision of this Agreement, this Agreement may be terminated at the option of the party not in default by the giving of ten (10) days advance written notice, and if such breach is not corrected by the party in default within said ten (10) days, this Agreement shall forthwith terminate without further notice. The waiver of any provision hereof shall not be deemed to be a waiver of any breach, prior, subsequent or continuing, of the same or other provisions hereof. The right to terminate the Agreement, as provided herein, shall be in addition to any other right or remedy that the non-defaulting party may have.  In no event shall Cenex be liable for prospective profits or special, indirect or consequential damages of any nature.

CHOICE OF LAW: This Agreement shall be construed with, governed by and both parties shall consent to, the jurisdiction of the State of Minnesota.

FX Drilling Company, Inc.
Cenex Contract Number 3000748
Amendment No. 1
Contract Header ID: 3000748	Attachment 1
July 21, 2003

Cenex Will Purchase
NW MT Sour	Cenex' posted price for Northwest Montana Sour, adjusted for actual gravity delivered, and based on equal daily quantities (EDQ). plus $0.75 US dollars per barrel.

Property ID	Property Name/ Field/ Legal				Take %	BPD	Gravity
2000081	ACT 1 Tract 24				1.000000000
	32N - 6W		12
	Glacier County, Montana

2000082	Southwest Cut Bank Sand Unit Tract 56				1.000000000	46	34.5
	32N - 6W		23
	Glacier County, Montana

2000083	Southwest Cut Bank Sand Unit Tract 84				1.000000000	197	31.6
	32N - 5W		32
	Glacier County, Montana

2000132	Bears Den Swift SU				1.000000000	7	35.4
	36N – 6E		07	SE OF S2NE
	36N – 6E		08	W2SW
	36N – 6E		17	NWNW
	36N – 6E		18	N2NE
	Liberty, Montana

2000179	Rieckhoff				1.000000000	7	27.7
	32N – 6W		36	LOTS 2 7 3, E2SW, W2SE
	Glacier County, Montana

2000180	Tribal 1466				1.000000000	7	29.2
	32N – 6W		27	NE4NE4
	Glacier County, Montana

2000181	Tribal 1186				1.000000000	6	22.5
	31N – 5W	06	W2SW, SESW, S2NESW, S2N2NESW
	31N – 5W	07	NW
	Pondera County, Montana